EXHIBIT 16.1

March 20, 2024

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Commissioners:

We have read the statements made by Plumas Bancorp, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Plumas Bancorp, dated March 21, 2024, and are in agreement with the disclosures in the referenced Form 8-K/A, insofar as they pertain to our firm.

We have not been requested to, nor are we providing any representations related to the other disclosures included in this Form 8-K/A.

Very truly yours,

/s/ Eide Bailly LLP

Eide Bailly LLP

www.eidebailly.com

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